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                                                                  Exhibit (d)(1)

                          AGREEMENT AND PLAN OF MERGER

                           dated as of June 15, 2001

                                  by and among

                               NewMedia SPARK plc

                          GlobalNet Acquisitions Inc.

                                      and

                          GlobalNetFinancial.com, Inc.
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                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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ARTICLE I THE MERGER........................................
1.01. The Merger............................................
1.02. Closing...............................................
1.03. Effective Time........................................
1.04. Certificate of Incorporation and By-Laws of the
  Surviving Corporation.....................................
1.05. Directors and Officers of the Surviving Corporation...
1.06. Effects of the Merger.................................
1.07. Further Assurances....................................
ARTICLE II CONVERSION OF SHARES.............................
2.01. Conversion of Capital Stock...........................
2.02. Exchange of Certificates..............................
2.03. Dissenters Rights.....................................
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...
3.01. Organization and Qualification........................
3.02. Capital Stock.........................................
3.03. Authority Relative to this Agreement..................
3.04. Non-Contravention; Approvals and Consents.............
3.05. SEC Reports and Financial Statements..................
3.06. Absence of Certain Changes or Events..................
3.07. Absence of Undisclosed Liabilities....................
3.08. Legal Proceedings.....................................
3.09. Information Supplied..................................
3.10. Compliance with Laws and Orders.......................
3.11. Compliance with Agreements; Certain Agreements........
3.12. Taxes.................................................
3.13. Employee Benefit Plans; ERISA.........................
3.14. Labor Matters.........................................
3.15. Environmental Matters.................................
3.16. Intellectual Property; Proprietary Rights; Employee
  Restrictions..............................................
3.17. Assets................................................
3.18. Insurance.............................................
3.19. Affiliate Arrangements................................
3.20. Vote Required.........................................
3.21. Opinion of Financial Advisor..........................
3.22. Ownership of Financial Advisor........................
3.23. Takeover of Parent Common Stock.......................
3.24. Books and Records.....................................
3.25. Consequences of Consummation of the Merger............
3.26. No Bankruptcy or Insolvency...........................
3.27. Internal Controls.....................................
3.28. Investment Company Act................................
3.29. NASD Broker/Dealers...................................

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
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................
4.01. Organization and Qualification........................
4.02. Capital Stock.........................................
4.03. Authority Relative to this Agreement..................
4.04. Non-Contravention; Approvals and Consents.............
4.05. Financial Statements..................................
4.06. Absence of Certain Changes or Events..................
4.07. Absence of Undisclosed Liabilities....................
4.08. Legal Proceedings.....................................
4.09. Information Supplied..................................
4.10. Compliance with Laws and Orders.......................
4.11. Compliance with Agreements; certain Agreements........
4.12. Taxes.................................................
4.13. Labor Matters.........................................
4.14. Environmental Matters.................................
4.15. Assets................................................
4.16. Insurance.............................................
4.17. Affiliate Arrangements................................
4.18. Ownership of Company Common Stock.....................
4.19. Employee Benefits Plan................................
4.20. Vote Required.........................................
ARTICLE V COVENANTS.........................................
5.01. Covenants of the Company..............................
5.02. No Company Solicitations..............................
5.03. Third Party Standstill Arrangements...................
5.04. Purchases of Common Stock of the Other Party..........
5.05. Conduct of Business of Sub............................
5.06. Takeover Statutes.....................................
ARTICLE VI ADDITIONAL AGREEMENTS............................
6.01. Access to Information; Confidentiality................
6.02. Preparation of Registration Statement and Proxy
  Statement.................................................
6.03. Approval of Stockholders..............................
6.04. Affiliates............................................
6.05. Stock Exchange Listing................................
6.06. EO Shares.............................................
6.07. Regulatory and Other Approvals........................
6.08. Directors' and Officers' Indemnification and
  Insurance.................................................
6.09. Expenses..............................................
6.10. Brokers or Finders....................................
6.11. Conveyance Taxes......................................
6.12. Option Cancellations..................................
ARTICLE VII CONDITIONS......................................
7.01. Conditions to Each Party's Obligation to Effect the
  Merger....................................................
7.02. Conditions to Obligation of Parent and Sub to Effect
  the Merger................................................
7.03. Conditions to Obligation of the Company to Effect the
  Merger....................................................
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............
8.01. Termination...........................................
8.02. Effect of Termination.................................
8.03. Amendment.............................................
8.04. Waiver................................................
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ARTICLE IX GENERAL PROVISIONS...............................
9.01. Non-Survival of Representations, Warranties, Covenants
  and Agreements............................................
9.02. Notices...............................................
9.03. Entire Agreement; Incorporation of Exhibits...........
9.04. Public Announcements..................................
9.05. No Third Party Beneficiary............................
9.06. No Assignment; Binding Effect.........................
9.07. Headings..............................................
9.08. Invalid Provisions....................................
9.09. Governing Law; Consent to Jurisdiction................
9.10. Enforcement of Agreement..............................
9.11. Certain Definitions...................................
9.12. Transaction Fee.......................................
9.13. Counterparts..........................................

EXHIBITS

EXHIBIT A-1                    Form of Affiliate Agreement
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                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"......................    Section 9.11(a)

"Affiliate Agreement"............    Section 6.04

"Agreement"......................    Preamble

"Antitrust Division".............    Section 6.07

"beneficially"...................    Section 9.11(b)

"business day"...................    Section 9.11(c)

"CERCLA".........................    Section 3.15(b)

"Certificate of Merger"..........    Section 1.03

"Certificates"...................    Section 2.02(b)

"Closing"........................    Section 1.02

"Closing Date"...................    Section 1.02

"Code"...........................    Section 2.02(g)

"Common Stock Trust".............    Section 2.02(e)(ii)

"Company"........................    Preamble

"Company Affiliates".............    Section 6.04

"Company Alternative
Transaction".....................    Section 5.02

"Company Common Stock"...........    Section 2.01(b)

"Company Disclosure Letter"......    Section 3.01

"Company Financial Advisor"......    Section 3.21

"Company Financial Statements"...    Section 3.05

"Company Insurance Policies".....    Section 3.18

"Company Option Plans"...........    Section 2.01(d)

"Company Permits"................    Section 3.10

"Company Plans"..................    Section 3.13(a)

"Company Preferred Stock"........    Section 3.02(a)

"Company SEC Reports"............    Section 3.05

"Company Stockholders'
Approval"........................    Section 6.03(b)

"Company Stockholders'
Meeting".........................    Section 6.03(b)

"Confidentiality Agreement"......    Section 6.01

"Constituent Corporations".......    Section 1.01

"Contracts"......................    Section 3.04(a)

"Control," "Controlling,"
"Controlled by" and "Under Common
  Control with"..................    Section 9.11(a)

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"DGCL"...........................    Section 1.01

"Effective Time".................    Section 1.03

"Employee Option"................    Section 2.01(d)

"Environmental Law"..............    Section 3.15(e)(i)

"Environmental Permits"..........    Section 3.15(a)

"ERISA"..........................    Section 3.13(a)

"Excess Shares"..................    Section 2.02(e)

"Exchange Act"...................    Section 3.04(b)

"Exchange Agent".................    Section 2.02(a)

"Exchange Fund"..................    Section 2.02(a)

"Exchange Ratio".................    Section 2.01(c)

"FTC"............................    Section 6.07

"Governmental or Regulatory
Authority".......................    Section 3.04(a)

"group"..........................    Section 9.11(h)

"Hazardous Material".............    Section 3.15(e)(ii)

"HSR Act"........................    Section 3.04(b)

"Indemnified Liabilities"........    Section 6.08(a)

"Indemnified Parties"............    Section 6.08(a)

"Intellectual Property Rights"...    Section 3.16(d)

"Investment".....................    Section 9.11(d)

"knowledge"......................    Section 9.11(e)

"laws"...........................    Section 3.04(a)

"Lien"...........................    Section 3.02(b)

"material", "material adverse
effect" and "materially
  adverse".......................    Section 9.11(f)

"Maximum Amount".................    Section 6.08(c)

"Merger".........................    Preamble

"Merger Consideration"...........    Section 2.01(c)

"Options"........................    Section 3.02(a)

"orders".........................    Section 3.04(a)

"Parent".........................    Preamble

"Parent Common Stock"............    Preamble

"Parent Disclosure Letter".......    Section 4.01

"Parent Financial Statements"....    Section 4.05

"Parent Insurance Policies"......    Section 4.16

"Parent Permits".................    Section 4.10
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"Parent Plans"...................    Section 4.19(a)

"Parent Proposal"................    Preamble

"Parent Stockholders'
Approval"........................    Section 6.03(a)

"Parent Stockholders' Meeting"...    Section 6.03(a)

"person".........................    Section 9.11(h)

"Proxy Statement"................    Section 3.09

"Registration Statement".........    Section 4.09

"Representatives"................    Section 9.11(i)

"SEC"............................    Section 3.04(b)

"Secretary of State".............    Section 1.03

"Securities Act".................    Section 3.04(b)

"Significant Subsidiaries".......    Section 9.11(k)

"Stockholders' Meetings".........    Section 6.03(b)

"Sub"............................    Preamble

"Sub Common Stock"...............    Section 2.01(a)

"Subsidiary".....................    Section 9.11(j)

"Superior Company Transaction"...    Section 6.03(b)

"Surviving Corporation"..........    Section 1.01

"Surviving Corporation Common
Stock"...........................    Section 2.01(a)

"taxes"..........................    Section 3.12(f)

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

This AGREEMENT AND PLAN OF MERGER dated as of June 15, 2001 (the "Agreement") is made and entered into by and among NewMedia SPARK plc, a company organized under the laws of England and Wales ("Parent"), GlobalNet Acquisitions Inc., a Delaware corporation which is wholly owned directly or indirectly by Parent ("Sub"), and GlobalNetFinancial.com, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of the Company has determined that the business combination transaction on the terms set forth herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger") is fair to and in the best interests of the Company and its shareholders and has approved this Agreement and the Merger and the other transactions contemplated hereby and has recommended that the shareholders of the Company adopt this Agreement;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to and in the best interests of Parent and its stockholders and has approved this Agreement and the Merger and the other transactions contemplated hereby including without limitation the issuance of ordinary shares, par value
2.5 pence, of Parent ("Parent Common Stock") in the Merger (the "Parent Proposal");

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Sub are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

     1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Dechert, 2 Serjeants' Inn, London EC4Y 1LT at 10:00 a.m., local time, on the business day following satisfaction of the condition set forth in Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in the DGCL as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

     1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     1.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers,
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respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

     1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II
                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

     (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $.001 per share, of the Company ("Common Stock") and shares of Class A Common Stock, par value $.001 per share, of the Company ("Class A Common Stock" and together with Common Stock "Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11(k)) of Parent shall be canceled and retired and shall cease to exist and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive 1.88 (the "Common Stock Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock and each issued and outstanding share of Class A Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive .188 (the "Class A Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock (collectively, the "Merger Consideration"). All shares of Company Common Stock converted into the Merger Consideration in accordance with this
Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with Section 2.02, without interest. The Common Stock Exchange Ratio and the Class A Exchange Ratio shall each be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganisation, recapitalisation or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

     (d) Treatment of Options. At the Effective Time each of the employee stock option plans set forth in Section 2.01(d) of the Company Disclosure Letter (the "Company Option Plans") shall terminate and each option to purchase shares of Company Common Stock outstanding thereunder at the Effective Time (an "Employee Option") pursuant to the Company Stock Option Plans shall terminate; provided, however, any holder of an Employee Option under the Company Stock Option Plans shall have the right, immediately prior to the Effective Time, to exercise such Employee Option in whole or in part whether or not the applicable vesting
                                        5
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requirements have been satisfied. At the Effective Time, each option granted by and warrant and other right to acquire securities of the Company that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire securities of the Company or any other person by operation of law.

     2.02 Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent") (i) certificates representing the number of duly authorized whole shares of Parent Common Stock issuable in connection with the Merger to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any portion of the Merger Consideration to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e) may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (e) No Fractional Shares. (i) No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in British pounds sterling in lieu of such fractional share determined in accordance with paragraph (iii) of this
Section 2.02(e).

     (ii) As soon as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of whole shares of Parent Common Stock represented by fractional shares of Parent Common Stock to which holders of Company Common Stock would be entitled but for the provisions of clause (i) of this Section 2.02(e) (such number of shares being herein called the "Excess Shares") and shall, as agent for the holders of Company Common Stock, sell the Excess Shares at then prevailing prices on the London Stock Exchange Alternative Investment Market ("AIM"), all in the manner provided below. The sale of the Excess Shares by the Exchange Agent shall be executed on AIM and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Stock Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Shares shall be deducted from the proceeds of such sale.

     (iii) The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash to be paid to holders of Company Common Stock in lieu of any fractional share interests in accordance with the immediately preceding sentence, the Exchange Agent shall make available such amounts to such holders of Company Common Stock.

     (f) Termination of Exchange Fund and Common Stock Trust. Any portion of the Exchange Fund and Common Stock Trust which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of the Merger Consideration and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including without limitation the tax laws of the United Kingdom. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

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

     2.03 Dissenters Rights. (a) Shares of Company Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Parent Common Stock. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of the Company or the Surviving Corporation, except those provided under Section 262 of the DGCL.

     (b) The Company shall give Parent (i) prompt notice of any written demand under Section 262 of the DGCL with respect to any shares of Company Common Stock, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     3.01. Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11(f)) on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary or Investment of the Company, (ii) its authorized capital stock or other equity or ownership interests, (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests in each Subsidiary, Investment and Portfolio Company and
(iv) the record owners of such capital stock, shares or other equity or ownership interests. The record owners of such capital stock, shares or other equity or ownership interests shown in Section 3.01 of the Company Disclosure Letter own such capital stock, shares, or equity or ownership interests free and clear of all Liens and no person holds any option, warrant, right, put or call with respect to nor has any right to acquire any interest in any such capital stock, shares or equity or ownership interests. Except for interests in the Subsidiaries of the Company, Investments and Portfolio Companies and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization. The Company has previously delivered or made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries.

     3.02. Capital Stock. (a) The authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock, 50,000,000 shares of Class A Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of June 13, 2001, 55,799,958 shares of Company Common Stock were issued and outstanding (of which 21,574,958 were shares of Common Stock and 34,225,000 were shares of Class A Common Stock), and 6,000,000 shares of Common Stock were reserved for issuance under stock option plans that provide for the grant of options to purchase shares of Company Common Stock to non-employee directors, officers and employees of the Company (the "Company Option Plans"). Since such date, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance, except for shares that have been issued upon the exercise of options previously granted under the Company Option Plans and which are listed in Section 3.02 of the Company Disclosure Letter. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in this Section 3.02 or in Section
3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, calls, (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or any Subsidiary or to grant, extend or enter into any Option with respect thereto.

     (b)  Except as disclosed in Section 3.02 of the Company Disclosure Letter,
(x) all of the outstanding shares of capital stock or other equity or ownership interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and (y) all of the outstanding shares of capital stock or other equity or ownership interests of each Subsidiary of the Company or Investment or Portfolio Company are owned, beneficially and of record, by the Company or a Subsidiary which is wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries or, to the Company's knowledge, Investments to issue or sell any shares of capital stock or other equity or ownership interests of any Subsidiary or Investment of the Company (other than an Option in favor of a wholly-owned Subsidiary of the Company) or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity or ownership interests of any Subsidiary or, to the Company's knowledge, any Investment.

     (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity or ownership interests of any Subsidiary of the Company or to provide funds to, acquire any securities of or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

     3.03. Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.04. Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any government, court, tribunal, arbitrator, authority, agency, commission, stock exchange, self-regulatory organization, official or other instrumentality of the United States, any foreign country, supranational organization or any domestic or foreign state, county, city or other political subdivision, including, without limitation, the SEC, the Internal Revenue Service, the Commodities Futures Trading Commission, the NASDR, the National Futures Association, the UK Listing Authority or the Financial Services Authority) (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval, authorization or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.05. SEC Reports and Financial Statements. The Company delivered or has made available to Parent prior to the execution of this Agreement a true, correct and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports and any Company SEC Reports filed prior to the Effective Time (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports filed prior to the Effective Time (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were in accordance with the books and records of the Company and its Subsidiaries, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not individually or in the aggregate, material)) the consolidated assets, liabilities and financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows and changes in financial position for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

     3.06. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since December 31, 2000 there has not been any change, event or development having, or that would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (iii) of Section 5.01(b).

     3.07. Absence of Undisclosed Liabilities. Except and to the extent reflected in or specifically reserved against in the balance sheet for the period ended December 31, 2000 included in the Company Financial Statements or as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice not exceeding $100,000 individually or $500,000 in the aggregate or (ii) which have been incurred in connection with this Agreement and the transactions contemplated hereby.

     3.08. Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company threatened against, relating to or affecting, the Company, any of its Subsidiaries or, to the knowledge of the Company, any Investments of the Company or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the Investments is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.09. Information Supplied. The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the times of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein.

     3.10. Compliance with Laws and Orders. The Company and each Subsidiary of the Company and, to the knowledge of the Company, each Investment is in compliance with all applicable laws of all Governmental or Regulatory Authorities applicable to them. The Company and its Subsidiaries and, to the knowledge of the Company, each Investment hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses and the ownership of the Investments (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries and, to the knowledge of the Company, each Investment are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries and, to the knowledge of the Company, each Investment are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.11. Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto or, to the knowledge of the Company, any Investment is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or
(ii) any Contract to which the Company or any of its Subsidiaries or any Investment is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause
(ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof and the Effective Time, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered or the benefits of which will be increased, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12. Taxes. (a) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole:

     (b) The Company and its subsidiaries (i) have duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by applicable law paid or, prior to the Effective Time, will pay all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority; (iii) have established or, prior to the Effective Time, will establish, in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Taxing Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to December 31, 1996, all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     (c) Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by applicable law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) which (i) requires the Company or any of its subsidiaries to make any Tax payment to (other than payments made prior to December 31, 2000) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person.

     (d) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (e) As of the Effective Time, the consolidated net operating loss carryovers of the Company and its subsidiaries, as determined for federal income Tax purposes, for all taxable periods ending on or before the Effective Time will not be less than $50,000,000.

     (f) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority, (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) "Taxing Authority" means the Internal Revenue Service or any other federal, state, local or foreign governmental authority responsible for the collection of Taxes or the administration of the laws related to Taxes.

     3.13. Employee Benefit Plans; ERISA. (a) Section 3.13 of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

     (b) With respect to each Company Plan, the Company has made available to Parent prior to the execution and delivery of this Agreement a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent fiscal years
(A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information. All contributions to and payments from any Company Plan which is a "pension plan" within the meaning of ERISA Section 3 have been timely and fully made and will be available for the payment of all benefits in accordance with the terms of the applicable pension plan.

     (c) Except as specifically set forth on Section 3.13 of the Company Disclosure Letter: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code
Section 401(a) has been so qualified at all times since its inception and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "controlled group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b),
(c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA Section 4043), "prohibited transaction" (as such term is defined in ERISA
Section 406 and Code Section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Plan; (vi) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries has any obligations to provide any retiree welfare benefits; and
(vii) each trust related to a Company Plan which is intended to be exempt from taxation under Code Section 401(a) has been so exempt at all times since its inception, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such exemption.

     (d) No Company Plan is now or at any time has been subject to Title IV of ERISA nor constituted a multiemployer plan (within the meaning of ERISA Section 3(37) or Section 4001(a)(3)).

     (e) With respect to any Company Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the Company's knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

     (f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

     (g) None of the assets of any Company Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

     (h) Any insurance premium under any insurance policy related to a Company Plan for any period up to and including the Closing Date shall have been paid or accrued on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company, any Subsidiary nor the Parent or Surviving Corporation shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

     (i) With respect to each Company Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company and each of its Subsidiaries comply with the continuation coverage and certification requirements of the Code and ERISA.

     3.14. Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as is not having or could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.15. Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

     (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

     (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

     (e)  As used herein:

     (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

     (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls

(PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     3.16.  Intellectual Property; Proprietary Rights; Employee
Restrictions. (a) All Intellectual Property Rights used by the Company or its Subsidiaries in their respective businesses are owned by the Company or such Subsidiaries by operation of law or have been validly assigned to the Company or such Subsidiaries or the Company or such Subsidiary otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except (i) as set forth on Section 3.16 of the Company Disclosure Letter, or
(ii) for such failures that could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company or its Subsidiaries taken as a whole. The Company or its Subsidiaries have exclusive ownership of or a license to use all Intellectual Property Rights used by the Company or its Subsidiaries in the Company's and its Subsidiaries' businesses as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of the Company's or any of its Subsidiary's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which the Company or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except, for such failures as, either individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The business activities or products of the Company and its Subsidiaries do not infringe any Intellectual Property Rights of others. To the knowledge of the Company, except as set forth on Section 3.16 of the Company Disclosure Letter the Company and its Subsidiaries have not received any notice or other claim from any person asserting that any of the Company's or its Subsidiaries present activities infringe or may infringe any Intellectual Property Rights of such person.

     (b) Except as set forth on Section 3.16 of the Company Disclosure Letter as have not had and could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) the Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated by the Company and its Subsidiaries; (ii) each of the Company and its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of the Company's and its Subsidiaries' trade secrets and other confidential information and to vest in the Company and its Subsidiaries, as applicable, exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of the Company, all trade secrets and other confidential information of the Company and its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence; or (v) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or any such Subsidiary.

     (c) To the knowledge of the Company, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of them, except for such claims or other encumbrances that would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information. To the Company's knowledge, the Company and its Subsidiaries are not making unlawful use of any confidential information or trade secrets of any past or present employees. For the purposes of this Section 3.16, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by the Company or its Subsidiaries, inventions, trade dress, logos and designs.

     (d) For purposes of this Section 3.16, "Intellectual Property Rights" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, domain names, URL addresses, copyrights and copyright rights and all pending applications for and registrations of any of the foregoing.

     3.17 Assets. The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All material real property owned by the Company and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Company Financial Statements, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in Section 3.17 of the Company Disclosure Letter and (iv) Liens that do not materially adversely interfere with any present use of such property or would not interfere with or materially detract from the sale of such property.

     3.18. Insurance. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list of all material policies of insurance of the Company and its Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Company Insurance Policies"), the current annual premiums for each Company Insurance Policy and the types of risk covered and limits of coverage. All Company Insurance Policies are in full force and effect and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of the Company Insurance Policies. The Company has never applied for and been refused or denied any policy of insurance with respect to securities liability or fraud, director and officer liability, product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. The Company's insurance coverage is adequate in kind and amount based on current industry practice and past history and practice of the Company and its Subsidiaries.

     3.19. Affiliate Arrangements. Except as disclosed in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Investments is a party to any Contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of the Company or any of its Subsidiaries or any affiliates of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the Company SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the employees of the Company and its Subsidiaries or any Investments).

     3.20. Vote Required. The affirmative vote of a majority of the votes cast by holders of shares of Class A Common Stock and Common Stock voting as a single class entitled to vote at the Company Stockholders' Meeting (as defined in Section 6.03(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company Board of Directors has taken all necessary actions to ensure that approval of only a majority of the votes cast by holders of Class A Common Stock and Common Stock voting as a single class is required to approve the Merger and the other transactions contemplated thereby under the DGCL and the Company's Certificate of Incorporation and By-Laws.

     3.21. Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey Howard & Zukin (the "Company Financial Advisor"), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

     3.22. Ownership of Parent Common Stock. As of the date hereof, the Company and its Subsidiaries beneficially own 26,549,973 shares of Parent Common Stock.

     3.23. Takeover Provisions of the DGCL Not Applicable. The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL do not and will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

     3.24 Books and Records. The Company and each of its Subsidiaries have maintained books and records and have otherwise operated in a manner that results in each such corporation maintaining limited liability status under applicable law.

     3.25. Consequences of Consummation of the Merger. Except as otherwise stated in the Company Disclosure Letter, the consummation of the Merger will not give rise to a right of termination of any agreement for the employment of any director, officer or senior employee of the Company.

     3.26 No Bankruptcy or Insolvency. No petition has been filed by or against the Company or any Subsidiary of the Company or any Investment under any bankruptcy, insolvency, reorganization, liquidation, moratorium or similar law nor to the knowledge of the Company has such action or similar action been threatened. No trustee or receiver over the Company or any Subsidiary of the Company or their respective assets has been appointed and no application or petition for such appointment has been made or filed nor to the knowledge of the Company has any person threatened any such or similar action

     3.27. Internal Controls. The Company and the Subsidiaries of the Company have each (a) maintained and kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets and (b) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles, consistently applied and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action in taken with respect to any differences.

     3.28. Investment Company Act. As of the date hereof, neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 (the "1940 Act"), or is subject to registration under the 1940 Act or the Investment Advisers Act of 1940 (the "Advisers Act").

     3.29. NASD Broker/Dealers. (a) Other than the NASD Members, neither the Company nor any Subsidiary of the Company nor any of its or their employees is required to (x) be registered as a broker/dealer, a registered representative, or a sales person with the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory body nor (b) become a member of the National Association of Securities Dealers.

     (b) Each NASD Member and each of its Subsidiaries and its and their employees which are or who are required to be registered as a broker/dealer, a registered representative, or a sales person with the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory body are duly registered as such and such registrations are in full force and effect, or has applied for such registration and has refrained from engaging in activity requiring registration except as may be permitted by all applicable laws, rules and regulations, and all federal and state registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete. None of the employees of the Company or any Subsidiary of the Company, including without limitation any of the NASD Members, are subject to a statutory disqualification or other legal limitation or disability that would (a) prevent them from performing their jobs, (b) limit the duties which they can perform for their employer or (c) cause their employer to engage in special supervisory efforts to supervise such employee. Neither the

Company nor any Subsidiary of the Company, including without limitation, any NASD Member, is subject to or operating under any legal or regulatory limitation that would prevent, or limit in any significant manner, such person's ability to conduct business as a broker-dealer or investment advisor. Without limiting the foregoing, each NASD Member is in compliance with all capital requirements of all governmental authorities applicable to it, including, without limitation, Rule 15c3-1 promulgated by the SEC and all rules and regulations of all governmental authorities regarding the hypothecation of customers' securities. Each NASD Member is not in arrears with respect to any assessment made upon it by the Securities Investor Protection Corporation. NASDR is the Designated Examining Authority for the NASD Members.

     (c) All swap, forward, future, option or similar arrangements or agreements, whether entered into for the account of the Company or any Subsidiary of the Company or for the account of a customer of the Company or any Subsidiary of the Company, were entered into in the ordinary course of business and in accordance with prudent business practice and applicable laws and policies of any Governmental or Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their terms, and are in full force and effect. Each of the Company and its Subsidiaries have duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     4.01. Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation or company duly incorporated or organized, validly existing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated or organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Significant Subsidiary of Parent, (ii) its authorized capital stock or other equity or ownership interests, (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests and (iv) the record owners of such shares or other equity or ownership interests. Except for interests in the Subsidiaries of Parent and as disclosed in Section 4.01 of the Parent Disclosure Letter, Parent does not directly or indirectly own five percent (5%) or more of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization. Parent has previously delivered or made available to the Company correct and complete copies of the articles of incorporation and bylaws (or other comparable organizational documents) of Parent. The Parent owns directly or indirectly free and clear of any Liens the amount of capital stock of each entity listed in Section 4.01 of the Parent Disclosure Letter.

     4.02. Capital Stock. (a) The authorized share capital of Parent consists solely of 600,000,000 ordinary shares of 2.5p each ("Ordinary Shares"). As of 13 June, 2001, 498,373,073 Ordinary Shares were issued and 90,104,338 shares were reserved for issuance in connection with various warrants to subscribe for Ordinary Shares issued by Parent ("Traded Warrants") and a further 10 per cent of the issued share capital from time to time are reserved to satisfy subscription rights granted under the founder warrants of Parent ("Founder Warrants). Since such date, there has been no change in the number of issued Ordinary Shares or reserved for issuance, except for shares that may have been issued upon the exercise of Traded Warrants or Founder Warrants. All of the issued Ordinary Shares are, and all shares reserved for issuance and all shares issuable in the Merger pursuant to this Agreement will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, validly issued and fully paid. Except pursuant to this Agreement and except as set forth in this Section
4.02 or Section 4.02 of the Parent Disclosure Letter, there are no outstanding Options obligating Parent to issue or sell any Ordinary Shares or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, all of the outstanding ordinary shares or other equity or ownership interests of each Significant Subsidiary of Parent are validly issued and fully paid and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in Section 4.02 of the Parent Disclosure Letter, there are no (i) outstanding Options obligating Parent or any of its Significant Subsidiaries to issue or sell any ordinary shares or other equity or ownership interests of any Significant Subsidiary of the Parent (other than an Option in favor of a wholly-owned Subsidiary of Parent as to the equity or ownership interests of another wholly-owned Subsidiary of Parent) or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any ordinary shares or other equity or ownership interests of any Subsidiary of Parent.

     (c) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Ordinary Shares or any ordinary shares or other equity or ownership interests of any Significant Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of Parent or any other person.

     4.03. Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than obtaining the Parent Stockholders' Approval. Assuming the accuracy of the representations and warranties set forth in Section 3.28, this Agreement has been duly and validly executed and delivered by each of Parent and Sub and, subject to obtaining the Parent Stockholders' Approval, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms.

     4.04. Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 4.04 of the Parent Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of Parent or any of its Subsidiaries, or (ii) subject to obtaining the Parent Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its

Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of the Proxy Statement and Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.05. Financial Statements. The audited consolidated financial statements as at and for the period ended March 31, 2000 which have been delivered to or made available to the Company (including the notes, if any, thereto) attached to this Agreement (the "Parent Financial Statements") were prepared in accordance with UK generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated therein or in the notes thereto) and give a true and fair view of the state of affairs of the Parent and its Subsidiaries on a consolidated basis as at March 31, 2000 and of the profit of the Company and its Subsidiaries on a consolidated basis for the period ended March 31, 2000.

     4.06. Absence of Certain Changes or Events. Except as publicly announced or in the Parent Disclosure Letter, (a) since March 31, 2000 there has not been any change, event or development having, or that would have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 4.06 of the Parent Disclosure Letter, between such date and the date hereof (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(d).

     4.07. Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as at March 31, 2000 included in the Parent Financial Statements or as disclosed in the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by UK generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole, or (iii) which have been incurred in connection with this Agreement and the transactions contemplated hereby.

     4.08. Legal Proceedings. Except as disclosed in Section 4.08 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of Parent threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.09. Information Supplied. The registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Ordinary Shares in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company and its Subsidiaries and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

     4.10. Compliance with Laws and Orders. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in Section 4.10 of the Company Disclosure Letter, Parent and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.11. Compliance with Agreements; Certain Agreements. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Significant Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.12. Taxes. Each of Parent and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. No requests for waivers of the time to assess any taxes against Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the Parent Financial Statements, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.13. Labor Matters. Except as disclosed in Section 4.14 of the Parent Disclosure Letter, there are no controversies pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole, and, to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the now unorganized employees of Parent or any of its Subsidiaries. Since July 16, 1999 there has been no work stoppage, strike or other concerted action by employees of Parent or any of its Subsidiaries except as is not having or could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.14. Environmental Matters. (a) Each of Parent and its Subsidiaries has obtained all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Parent and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     (b) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to Parent and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens, and neither Parent nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

     (c) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Parent or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries which have not been delivered to the Company prior to the execution of this Agreement.

     4.15. Assets. The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of Parent and its Subsidiaries, taken as a whole, are sufficient to permit Parent and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a material adverse effect on Parent and its Subsidiaries taken as a whole. All material real property owned by Parent and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Parent Financial Statements, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in Section 4.15 of the Parent Disclosure Letter and (iv) Liens that do not materially adversely interfere with any present use of such property.

     4.16. Insurance. Section 4.16 of the Parent Disclosure Letter sets forth a complete and accurate list of all material policies of insurance of Parent and its Significant Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Parent Insurance Policies"), the current annual premiums for each Parent Insurance Policy and the types of risk covered and limits of coverage. All Parent Insurance Policies are in full force and effect and all premiums due thereon have been paid. Parent has complied in all material respects with the terms and provisions of the Parent Insurance Policies. Parent has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. Parent's insurance coverage is adequate in kind and amount based on current industry practice.

     4.17. Affiliate Arrangements. Except as disclosed in Section 4.17 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any Contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of Parent or any of its Subsidiaries or any affiliate of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed to the Company any employee health, welfare and benefit plans available generally to the employees of Parent and its Subsidiaries).

     4.18. Ownership of Company Common Stock. Parent and its Subsidiaries do not currently beneficially own any shares of Company Common Stock.

     4.19. Employee Benefits Plans. (a) For purposes of this Section 4.19 "Parent Plans" means all share options, severance, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans or agreements, under which any employee or former employee of Parent or any of its subsidiaries has any present or future right to benefits or under which Parent or any of its Subsidiaries has any present or future liability.

     (b) Except as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole each Parent Plan has been established and administered in accordance with its terms and other applicable laws, rules and regulations.

     (c) With respect to any Parent Plan, except as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole:

     (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, and

     (ii) to Parent's knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

     (d) No Parent Plan exists that could result in the payment to any present or former employee of Parent or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Parent or any of its Subsidiaries as a result f the transactions contemplated by this Agreement.

     4.20. Vote Required. The affirmative votes of the necessary majority of the votes cast by holders of Parent Common Stock at the Parent Stockholders' Meeting (as defined in Section 6.03(a)) is the only vote of the holders of any class or series of the capital stock of Parent required to approve the transactions contemplated hereby.

                                   ARTICLE V
                                   COVENANTS

     5.01. Covenants of the Company. (a) At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing) that the Company and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company, and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

     (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, (ii) the Company shall continue to pursue and implement the restructuring and downsizing plans described in Section 5.01(b)(ii) of the Company Disclosure Letter (the "Plan") and (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement or as approved by the other party hereto in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter or as required pursuant to Section 6.12:

     (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

     (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

     (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (y) the issuance of Company Common Stock pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, and (z) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation or to another wholly-owned Subsidiary of its parent corporation;

     (D) modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

     (E) acquire (by merging or consolidating with, or by purchasing any equity interest in or assets (with a fair market value of $10,000 individually or in the aggregate) of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets

     (F) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties or any shares of capital stock or equity or other interests in any Subsidiaries or Investments;

     (G) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

     (H) (x) incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

     (I) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Plan or, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any agreement, arrangement, plan or policy in effect as of the date hereof;

     (J) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction with (a) any Person not an affiliate of the Company which such Contract obligates the Company to expend $5,000 or more individually or $15,000 in the aggregate and (b) any affiliate of the Company or any of its Subsidiaries;

     (K) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets;

     (L) make any material change in the lines of business in which it participates or is engaged other than pursuant to the Plan; or

     (M) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

     (c) Covenants of the Parent. At all times from and after the date hereof until the Effective Time, the Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise previously consent in writing (such consent not to be unreasonably withheld or delayed)): that the Parent and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Parent and such Subsidiaries shall take any action except in, the ordinary course of its business.

     (d) Without limiting the generality of paragraph (c) of this Section, (i) the Parent and its Subsidiaries shall comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them and (ii) the Parent shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement or as approved by the Company in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in Section 5.01(d)(ii) of the Parent Disclosure Letter:

     (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

     (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

     (C) modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

     (D) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

     (e) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

     (f) Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement in any material respect. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     (g) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     5.02. No Company Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and they shall use their reasonable best efforts to cause their respective Representatives (as defined in Section 9.11(g)) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to Company stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or Investments, or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or 15% or more of the outstanding shares of Company Common Stock (any such transaction, other than the transactions contemplated by this Agreement, being hereinafter referred to as a "Company Alternative Transaction"), or (u) engage in any negotiations concerning (v) provide any confidential information or data to (w) have any discussions with any person relating to, (x) enter into any contract agreement, understanding or arrangement relating to, (y) consummate or (z) otherwise facilitate any effort or attempt to make or implement, a Company Alternative Transaction; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any of the foregoing, and it will take the necessary steps to inform such person with respect to any of the foregoing; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it by any person; provided, however, that nothing contained in this Section 5.02 or in Section 6.03(b) shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person with sufficient financial resources to consummate the applicable proposed Company Alternative Transaction that makes a bona fide unsolicited written proposal not subject to any financing condition for a Company Alternative Transaction if, and only to the extent that, (A) the Board of Directors of the Company concludes in good faith that such proposal if consummated is reasonably likely to result in a Superior Company Transaction (as defined in Section 6.03(b)), and that such Company Alternative Transaction is reasonably likely to be consummated (B) the Board of Directors of the Company, based upon the advice of nationally recognized outside counsel, determines in good faith that the failure to so act is reasonably likely to result in the Board of Directors breaching its fiduciary duties to shareholders imposed by law, (C) the Company shall have entered into a confidentiality agreement with such person in customary form, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Company Alternative Transaction in reasonable detail, and (E) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to any proposal relating to a Company Alternative Transaction. Nothing in this Section 5.02 or in Section 6.03(b) shall (x) permit the Company to terminate this Agreement (except in accordance with Section 8.01), (y) permit the Company to enter into any agreement with respect to a Company Alternative Transaction for so long as this Agreement remains in effect (other than a confidentiality agreement under the circumstances described above), or (z) affect any other obligation of the Company under this Agreement.

     5.03. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     5.04. Purchases of Common Stock of the Other Party. During the period from the date hereof through the earlier of the termination of this Agreement or the Effective Time, neither Parent nor any of its Subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its Subsidiaries or other affiliates will purchase any shares of Parent Common Stock.

     5.05. Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any material liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

     5.06. Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.01. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents, lawyers and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Plans and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

     6.02. Preparation of Registration Statement and Proxy Statement. Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing, and shall notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the Company copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Registration Statement or the Proxy Statement. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. The Company shall fully cooperate with Parent in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, including by providing all information with respect to the Company and its Subsidiaries and other affiliates for inclusion in the Registration Statement and the Proxy Statement as may be reasonably requested by Parent and its legal advisors. Parent shall give the Company and its counsel the opportunity to review all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time. Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock in connection with the Merger.

     6.03. Approval of Stockholders. (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the Parent Proposal (the "Parent Stockholders' Approval"), Parent shall, through its Board of Directors, include in the circular to stockholders convening the Parent Stockholders' Meeting the recommendation of the Board of Directors of Parent (other than Michael Whitaker who is not taking part in any
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

recommendation as he was previously a director of the Company) that the stockholders of Parent approve the Parent Proposal.

     (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Stockholders' Meeting" and, together with the Parent Stockholders' Meeting, the "Stockholders Meetings") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval"), and shall use its reasonable best efforts to solicit proxies from Company shareholders in order to obtain the Company Stockholders' Approval. Except as provided in the next sentence, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement. The Board of Directors of the Company shall be permitted to (a) not recommend to the Company's shareholders that they give the Company Stockholders' Approval or (b) withdraw or modify in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Stockholders' Approval (including in connection with its recommendation of a Superior Company Transaction), but in either case only (x) if and to the extent that (i) a bona fide unsolicited written proposal for a Superior Company Transaction not subject to any financing condition is pending at such time from a person with sufficient financial resources to consummate such pending Superior Company Transaction and (ii) the Board of Directors of the Company determines in its good faith judgment that it is necessary to so fail to recommend, or to so withdraw or modify its recommendation, in order to comply with its fiduciary duties to shareholders under applicable law, which determination shall be based upon the advice of nationally recognized outside legal counsel, and (y) the Company and its Subsidiaries and other affiliates and their Representatives shall have complied with their obligations under Section
5.02 with respect to such Superior Company Transaction. "Superior Company Transaction" means any Company Alternative Transaction which (i) relates to 50% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) is not conditioned on the receipt of financing, (iii) is made by a person who the Board of Directors of the Company has reasonably concluded in good faith will have adequate financial resources to, and will not encounter significant regulatory obstacles in order to, consummate such Company Alternative Transaction and (iv) is on terms that the Board of Directors of the Company determines in its good faith judgment, taking into account all relevant factors, (including the advice of a financial advisor of nationally-recognized reputation and all the terms and conditions of the Company Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of the Company's stockholders than this Agreement and the Merger taken as a whole.

     (c) Parent and the Company shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings. Parent shall vote the shares of Company Common Stock owned by Parent, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Company Common Stock owned by its Subsidiaries and other affiliates, in favor of the adoption of this Agreement. The Company shall vote the shares of Parent Common Stock owned by the Company, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Parent Common Stock owned by its Subsidiaries and other affiliates, in favor of the Parent Proposal.

     6.04. Affiliates. At least thirty (30) days prior to the date of the Company Stockholders' Meeting, the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its reasonable best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit A-1 hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any shares of Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     6.05. Stock Exchange Listing. Parent shall apply to cause the shares of Parent Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on AIM, as soon as reasonably practicable following the Merger and shall use reasonable best efforts to have such listing approved as soon as practicable.

     6.06. EO Shares. Parent and the Company hereby covenant and agree to divest such shares of EO plc as Parent shall direct in order to ensure that Parent owns directly or indirectly less than 30% of the issued share capital of EO plc at the Effective Time.

     6.07. Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties, as applicable, will (x) take promptly all actions necessary to make any filings required of Parent and the Company or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"),
(y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general; provided, however, that nothing herein shall obligate Parent to agree to hold separate, sell or otherwise dispose of any Subsidiary or Investment of Parent or of the Company or any assets or properties thereof.

     6.08. Directors' and Officers' Indemnification and Insurance. (a) Until the fifth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation and Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation and Parent shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Corporation and Parent shall not be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm; provided however that the liability and obligation of Parent under this Section 6.08(a) shall be limited to the realizable net value upon disposition (as determined by an actual transaction or by an independent accountant selected by Parent) of any asset transferred from the Surviving Corporation or a Subsidiary
o f the Surviving Corporation to Parent or any Subsidiary of Parent or to any third party if the consideration therefore is received by or transferred to Parent or any Subsidiary of Parent, subsequent to the Effective Time;

     (b) Except to the extent required by law, until the fifth anniversary of the Effective Time, Parent will not take any action, as a stockholder of the Surviving Corporation, so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be the same for such individuals as those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time; it being understood and agreed that no restriction shall apply to any liquidation or dissolution of the Surviving Corporation or any bankruptcy proceeding involving the Surviving Corporation.

     (c) The Surviving Corporation and Parent shall, until the fifth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that following the second anniversary of the Effective Time, in no event shall the Surviving Corporation or Parent be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 150% of the aggregate premiums payable by the Company and its Subsidiaries for the current fiscal year (on an annualized basis) for such purpose (the "Maximum Amount"), and if after the second anniversary of the Effective Time the Surviving Corporation is unable to obtain the insurance required by this Section
6.08 for the Maximum Amount, then it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under applicable law or otherwise.

     6.09. Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company.

     6.10. Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the Company Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Collin Stewart, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.11. Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     6.12. Option Cancellations. At the request of Parent, the Company (or, if appropriate, any committee administering any Options or plans or agreements relating thereto) will use its reasonable best efforts to make adjustments to the terms of all outstanding employee stock Options to purchase shares of Company Common Stock, whether or not presently exercisable, granted by the Company or any Company Subsidiary under any Option or plan or agreement related thereto in order to provide that each such Option outstanding immediately prior to the Effective Time shall be canceled.

                                  ARTICLE VII
                                   CONDITIONS

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL. The stockholders of Parent shall have approved the Parent Proposal by the requisite vote of such stockholders under applicable law.

     (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

     (c) Exchange Listing. Parent shall have taken all steps necessary to obtain a listing of the shares of Parent Common Stock issuable to the Company's stockholders in the Merger in accordance with this Agreement on AIM.

     (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     7.02.  Conditions to Obligation of Parent and Sub to Effect the
Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

     (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

     (c) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or to materially diminish the value of the transactions contemplated by this Agreement to Parent, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent.

     (d) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.03. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

     (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing.

     (c) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     (d) CFTC Approval. MatchbookFX Holdings, Inc. shall have applied for and received the approval and, if necessary, consent of the Commodities Futures Trading Commission for the transactions contemplated hereby of the Company so long as MatchbookFX Holdings, Inc. has not been closed or abandoned.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     8.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval:

     (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

     (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

          (i) at any time after January 15, 2002 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

          (ii) if the Company Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, provided that the Company shall have no right to terminate this Agreement if such failure is due to delay or default on the part of the Company;

          (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach has not been cured within thirty
     (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;

          (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

          (v) if the Parent Stockholders' Approval shall not be obtained with respect to the Parent Proposal by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, unless such failure is due to delay or default on the part of Parent.

     (c) By the Company if the Board of Directors of the Company shall have determined in good faith, based upon the advice of nationally recognized outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide proposal for a Superior Company Transaction, but only if the Company and its Subsidiaries and other Representatives of the Company shall have complied with their obligations under Section 5.02; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) unless 96 hours shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors; or

     (d) By Parent if (x) the Board of Directors of the Company (or any committee thereof) shall have (i) failed to recommend or withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (ii) recommended or taken no position with respect to a proposal for a Company Alternative Transaction or (iii) following the announcement or making of a proposal for a Company Alternative Transaction, failed to reconfirm its recommendation of this Agreement and the Merger within 96 hours following a written request for such reconfirmation by Parent or (y) there shall have occurred the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs or (z) the liabilities of the Company and its Subsidiaries (as determined by Parent in accordance with the Plan) exceed at any time the immediately available cash (which is not reserved) of the Company and its Subsidiaries (any such excess of liabilities over cash, a "Deficit Amount").

     8.02. Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.09 and 6.10 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

     (b) If (x) the parties to this Agreement shall have terminated this Agreement pursuant to Section 8.01(a), (y) the Company or Parent shall have terminated this Agreement pursuant to Section 8.01(b)(iii), (iv) or (v), or

(z) Parent shall have terminated this Agreement pursuant to Section 8.01 (d) (z) and the Deficit Amount is less than $2,000,000 and there shall not have occurred any material breach of any representation, warranty or covenant of the Company contained herein, then, in any of such cases, the Parent shall pay the Company a termination fee equal to at Parent's election, either (i) 1,370,333 shares of EO plc or (ii) 6,692,321 shares of Parent Common Stock

     (c) If, in the absence of any public announcement of a proposal for a Company Alternative Transaction by any person, either Parent or the Company shall have terminated this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii),, and, within two (2) months after any termination described in this sentence, the Company or any of its Subsidiaries shall not either have entered into a binding agreement providing for the consummation of, or have consummated a Company Alternative Transaction, then, in any of such cases, the Parent shall pay the Company a termination fee equal to at Parent's election, either (i) 1,370,333 shares of EO plc or (ii) 6,692,321 shares of Parent Common Stock.

     (d) Each of Parent and the Company acknowledges that the agreements contained in the preceding two paragraphs are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Parent fails promptly to pay the amount due pursuant to either paragraph, and in order to obtain such payment, the Company commences a suit which results in a judgment against the Parent for the amounts set forth in such paragraph, the Company shall be entitled to have its cost and expenses (including reasonable attorneys' fees and expenses) reimbursed in connection with such suit.

     8.03. Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04. Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties or compliance with the covenants or agreements of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

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

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.01. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.08, 6.09 and 6.10, this Article IX and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

     9.02. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid or by recognized overnight courier) to the parties at the following addresses or facsimile numbers:

    If to Parent or Sub, to:
     NEW MEDIA SPARK PLC
     33 Glasshouse Street
     London
     W1B 5DG
     Facsimile No.:
     Attn: Joel Plasco
     If to the Company, to:
     GLOBALNET FINANCIAL.COM, INC.
     33 Glasshouse Street
     London
     W1B 5DG
     Facsimile No.:
    Attn: Ron Goldie

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or recognized overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.03. Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.04. Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the

Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.05. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.08(d), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.06. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.07. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     9.08. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     9.09. Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of New York or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

     9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11.  Certain Definitions.  As used in this Agreement:

     (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

     (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

     (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the cities of New York and London are authorized or obligated to close;

     (d) the term "Investment" means any of Synaptic Systems Limited, an English company, StockAcademy Limited, an English Company (formerly GlobeNet Direct.com Limited), and InsuranceWide.com Services Limited, an English company.

     (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, (i) with respect to the Company, the actual knowledge, as of the date hereof, of the individuals listed in Section 9.11(e)(i) of the Company Disclosure Letter and (ii) with respect to Parent, the knowledge of the individuals listed in Section 9.11(e)(ii) of the Parent Disclosure Letter;

     (f) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means any such event, change or effect that is material or materially adverse, as the case may be, to the business, assets, liabilities, condition (financial or otherwise), results of operations of such entity (or of such group of entities taken as a whole), provided, that, in the case of the Company and its Subsidiaries, any event, change or effect that is reasonably likely to have a material adverse effect on the Company's or its Subsidiaries' ownership of, or exercise of ownership rights in, any Investment shall be a "material adverse effect"; provided, further, that in no event shall actions, in and of themselves, taken pursuant to or in furtherance of the Plan be deemed to constitute a "material adverse effect" in the case of the Company and its Subsidiaries;

     (g)  the term "NASD Member" means Dalton Kent Securities Group.

     (h) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

     (i) "Portfolio Companies" means each of EO plc, New Media Spark, Global Euronet, Exxactly.com, Strategic Analysis (1996) Corp., ADVFN, Online plc, Digital Bridge.com Limited and Worlds Inc.

     (j) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

     (k) the term "Subsidiary" means, with respect to any Person, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party; and

     (l) the term "Significant Subsidiaries" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     9.12. Transaction Fee. The Company hereby agrees to pay to Parent, upon the execution of this Agreement, an arrangement and structuring fee of 1,370,332 shares of EO plc. The Company acknowledges that the foregoing fee is hereby paid as compensation for financial structuring and general advisory services rendered by Parent and its affiliates prior to the date hereof. Upon Parent's request in writing to the Company, the Company shall deliver to Parent within 2 business days following receipt of such request 6,692,321 shares of Parent Common Stock in exchange for 1,370,332 shares of EO plc (all such shares free of loans and other charges).

     9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


Attest:                                           NewMedia SPARK plc

/s/ Bruno Delacave                                By: /s/ Joel D. Plasco
------------------------------------------------      --------------------------------------------
Secretary                                         Name: Joel Plasco
                                                  Title: Director

Attest:                                           GlobalNet Acquisitions Inc.

/s/ Joel D. Plasco                                By: /s/ Joel D. Plasco
------------------------------------------------      --------------------------------------------
Secretary                                         Name: Joel Plasco
                                                  Title: President

Attest:                                           GlobalNetFinancial.com, Inc.

/s/ Ron R. Goldie                                 By: /s/ W. Thomas Hodgson
------------------------------------------------      --------------------------------------------
Secretary                                         Name: W. Thomas Hodgson
                                                  Title: President & CEO

                                        39